Exhibit 99.4

[Front of Proxy Card]

APEX MORTGAGE CAPITAL, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints PHILIP A. BARACH and MARC I. STERN as proxies (“Proxies”), each with power to act without the other and with full power of substitution, and hereby authorizes them to represent and vote the shares of common stock of Apex Mortgage Capital, Inc. held of record by the undersigned on October 10, 2003, as directed on the reverse side and, in their discretion, on all other matters which may properly come before the Special Meeting of Stockholders to be held on November 21, 2003, at 10:00 A.M. Los Angeles time and at any adjournment or postponement thereof, as if the undersigned were present and voting at the meeting.

Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

This proxy shall be voted in accordance with the undersigned’s choice as to Proposal 1 and (if a vote is called for thereon) Proposal 2, as specified on the reverse. If no choice is specified, this proxy shall be voted FOR Proposal 1 and, if a vote is called for thereon, FOR Proposal 2. In addition, this proxy shall be voted in the Proxies’ discretion on matters incident to the conduct of the meeting and on any other matters that may properly come before the Special Meeting of Stockholders.

APEX MORTGAGE CAPITAL, INC. P.O. BOX 11444 NEW YORK, N.Y. 10203-0444

(continued and to be dated and signed on the reverse side)

[Reverse of Proxy Card]

(The Board of Directors recommends a vote FOR Proposals 1 and 2) ê
PROPOSAL 1:

To approve (a) the merger of Apex Mortgage Capital, Inc. (“Apex”) with and into American Home Mortgage Investment Corp. (“AHM Investment Corp.”), pursuant to the Agreement and Plan of Merger, dated as of July 12, 2003, by and among Apex, American Home Mortgage Holdings, Inc. and AHM Investment Corp. and (b) the other transactions contemplated by the Merger Agreement.

	FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL 2:

To adjourn the special meeting (if an insufficient number of proxies has been received at the time of the special meeting to approve Proposal 1) so as to permit further solicitation of proxies.	FOR	☐	AGAINST	☐	ABSTAIN	☐

In addition, this proxy shall be voted in the Proxies’ discretion on any other matters that may properly come before the Special Meeting of Stockholders.

The undersigned acknowledges receipt of the Notice of Special Meeting of Stockholders dated October [ ], 2003 and of the Proxy Statement furnished therewith, and confirms that all prior proxies relating to the shares of common stock of Apex Mortgage Capital, Inc. held by the undersigned have been, or hereby are, revoked.

I/WE PLAN TO ATTEND THE MEETING ☐			Change of Address and/or Comments Mark here ☐

Please print name(s) exactly as it/they appear of record in connection with those shares over which you have voting authority. Joint owners should each sign personally. Where applicable indicate your official position or representation capacity.

Dated: , 2003

Signature(s)

Print Name(s)
(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	Votes must be indicated (x) in Black or Blue ink. ☐